EXHIBIT 10.13

                              VITECH AMERICA, INC.

                                 10% SENIOR NOTE
                                DUE JUNE 26, 1999

$10,000,000                                                       JUNE 26, 1997


         VITECH AMERICA, INC. a Florida corporation (the "Company") having its principal office at 8807 Northwest 23rd Street, Miami, Florida 33172, for value received, hereby promises to pay to GEORGES C. ST. LAURENT JR., or registered assigns (the "Holder") on June 26, 1999 or prior thereto as hereinafter provided (the "Maturity Date") at the principal offices of the Company, the principal sum of Ten Million Dollars ($10,000,000) in legal tender of the United States of America, and to pay interest on the outstanding principal balance at the rate of ten percent (10%) per annum from the date hereof until the Company's obligation with respect to the payment of such principal sum shall be discharged as herein provided. Interest hereunder shall accrue from the date of this Note and shall be payable monthly on the 1st day of each month in arrears for interest accrued during the preceding month, commencing July 1, 1997, while this Note is outstanding.

         This Note is the direct obligation of the Company chargeable against all of its property, whatsoever and wheresoever, both present and future, and, if divided into separate Notes, all such Notes shall rank equal and ratably without preference or priority of any of said Notes, over any others thereof.

PREPAYMENT

         The principal amount of this Note may be prepaid by the Company, in whole or in part, without premium or penalty, at any time. Upon any prepayment of the entire principal amount of this Note, all accrued but unpaid interest shall be paid to the Holder of this Note on the date of prepayment.

CONVERSION

         This Note is convertible into shares of Common Stock of the Company, at the option of the Holder with no less than ninety (90) days prior written notice of the Holder's intent to covert, along with the Note, delivered to the Company's offices. The Note may be converted in whole or in part, so long as the part is One Million Dollars ($1,000,000) or a whole multiple of One Million Dollars ($1,000,000). The conversion rate shall be one share of Common Stock for each Fifteen Dollars ($15.00) of principal, subject to adjustment in certain events. On conversion, no payment or adjustment for interest shall be made.

         The conversion price will be adjusted for dividends or distributions on Common Stock payable in the Company's Common Stock, and for subdivisions, combinations or certain reclassifications of the Company's Common Stock. If the Company is a party to a consolidation or merger or transfer of all or substantially all of its assets, the right to convert a Note into Common Stock will be changed into a right to convert it into securities, cash or other assets of the Company or another entity, on the same basis as the other common shareholders of the Company.

         Upon notification of the Holder's intent to convert, the Company will use its best effort to file a registration statement on Form S-3 to register a sufficient number of shares to satisfy the conversion of the Note.

COVENANTS

         The Company covenants and agrees that, so long as this Note shall be outstanding, it will


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/bullet/   promptly pay and discharge all lawful taxes, assessments and governmental charges or levies upon the Company or upon its income and profits, or upon any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies, which, if unpaid, might become a lien or charge upon such properties or any part thereof.
/bullet/ do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company as its counsel may advise.
/bullet/ keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such insurance as is usually carried by similar corporations.
/bullet/   at all times keep true and correct books, records and accounts.

EVENTS OF DEFAULT

         This Note shall become due and payable upon written demand made by the Holder hereof if one or more of the following events, herein called "events of default", shall happen and be continuing as hereinafter provided:

/bullet/ Default in the payment of principal and accrued interest on this Note when and as the same shall become due and payable, if such default shall continued uncured for 30 days after due.
/bullet/ Default in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, if such default shall continue uncured for 60 days after written notice specifying such default shall have been given to the Company by the Holder of the Note.
/bullet/ Application for, or consent to, the appointment of a receiver, trustee or liquidator of the Company or of its property.
/bullet/ Admission in writing of the Company's inability to pay its debts as they mature. General assignment by the Company for the benefit of creditors
/bullet/ Filing by the Company of a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors.

MISCELLANEOUS

         The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever.

         Payments of interest shall be made as specified above to the registered owner of this Note. Payment of principal shall be made to the registered owner of this Note upon presentation of this Note upon or after maturity. No interest shall be due on this Note for such period of time that may elapse between the maturity of this Note and its presentation for payment.

         The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the company, either at law or in equity until conversion of this Note, and the rights of the Holder are limited to those expressed in this Note.

         This Note shall be construed and enforced in accordance with the laws of the State of Florida.

         IN WITNESS WHEREOF, VITECH AMERICA, INC. has caused this Note to be signed in its name by an authorized officer of the Company.

VITECH AMERICA, INC.,
A FLORIDA CORPORATION

By: /s/ EDWARD A. KELLY
    --------------------------
        Edward A. Kelly,
        Chief Financial Officer